Contact:	Paul Dickard (Media)
(201)573-3120

Joe Fimbianti (Analysts)
(201)573-3113

Ingersoll Rand Announces 2008 First Quarter
Earnings of $0.77 per Share from Continuing Operations

•	Revenues increased by 9.5% to $2,163 million in the first quarter.
•	Operating income increased by 18% and operating margin improved by 0.8 percentage points to 11.4% of revenues.
•	Diluted earnings per share from continuing operations of $0.77 for the 2008 first quarter, in line with prior guidance.

Hamilton, Bermuda, April 30, 2008 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that total revenues increased by 9.5% and operating income increased by 18% for the first quarter of 2008 compared with the 2007 first quarter.

The company reported net earnings of $181.6 million, or diluted earnings per share (EPS) of $0.66, for the first quarter of 2008. First-quarter net earnings included $211.7 million, or EPS of $0.77 from continuing operations, as well as $30.1 million of cost, equal to EPS of $0.11, from discontinued operations. Discontinued operations represents the net earnings and retained costs of divested businesses and included $24.8 million of after-tax costs related to the sale of the compact equipment business in 2007 and $6.5 million of after-tax cost related to an adverse verdict in a product liability lawsuit in the first quarter of 2008.

Net earnings for the 2007 first quarter of $217.5 million, or EPS of $0.70, included EPS of $0.50 from continuing operations and EPS of $0.20 for discontinued operations.

“Our first-quarter 2008 performance continued to demonstrate the benefits of our transformed business portfolio, which is characterized by significantly improved product, market and geographic diversity, compared with our previous reliance on capital-intense, heavy machinery businesses,” said Herbert L. Henkel, chairman, president and chief executive officer. “We are managing our businesses to offset downturns in the domestic market with strong revenue growth from international operations and recurring revenues. As we expected when we began our transformation in 2000, we are better positioned to withstand isolated market downturns, and our continuing focus on innovation, accelerated productivity gains and cost and expense reductions will sustain our ability to grow and deliver consistent financial results.”

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Additional Highlights for the 2008 First Quarter

Revenues: The company’s revenues increased by 9.5% to $2,163.3 million compared with revenues of $1,976.2 million for the 2007 first quarter. Currency had a 4% favorable impact on year-over-year revenue gains. First-quarter U.S. revenues increased slightly, while revenues from international operations increased by approximately 21%.

Total recurring revenues, which include revenues from parts, service, rental and used equipment, increased by 13% compared with the first quarter of 2007, and accounted for 19% of total revenues.

Operating Income and Margin: Operating income increased by 18% to $247.0 million for the first quarter of 2008 compared with $208.6 million the first quarter of 2007. First-quarter operating margin also increased to 11.4% compared with 10.6% last year. Leverage on revenue growth, expense reduction, productivity actions and price increases were partially offset by unfavorable business and product mix, and higher commodity costs.

Interest and Other Income/Expense: Interest expense was $27.5 million for the first quarter of 2008, compared with $35.6 million in the 2007 first quarter due to lower debt balances. Other income totaled $39.4 million for the first quarter, compared with $0.1 million of expense for the first quarter of 2007. The year-over-year difference is primarily attributable to higher interest income from increased cash balances from the sale of businesses.

Taxes: The company’s effective tax rate for continuing operations for the first quarter of 2008 was 18.2%, which reflects our full-year stand-alone projected rate of approximately 22%, offset by certain discrete benefits of $10.2 million. The effective tax rate was 9.4% in the first quarter of 2007.

First-quarter Business Review

The company classifies its businesses into three reportable segments based on industry and market focus: Climate Control Technologies, Industrial Technologies, and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $798 million increased by approximately 10% compared with the first quarter of 2007. First-quarter 2008 operating margin was 10.0%, compared with 9.5% in the 2007 first quarter. The margin increase was due to operational improvements and higher price realization, which were partially offset by increased material costs. Worldwide trailer and truck revenues expanded by approximately 6%, with strong results in Europe offsetting sharply lower sales in North America. Sea-going container, bus and aftermarket revenues also increased worldwide. Sales of the TriPac® auxiliary power unit also increased sharply in the first quarter due to the increasing cost of diesel fuel. Worldwide revenues for display cases and contracting increased slightly compared with the first quarter of 2007.

Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the first quarter increased by approximately 11% to $743 million. Strength in industrial and process markets outside of North America and revenues from the aftermarket business continued to benefit the Air and Productivity Solutions business. Revenues in the Americas increased by about 4%, primarily due to strong recurring revenues. Air and Productivity Solutions revenues in Europe, Asia and India grew by approximately 30% compared with 2007. Club Car revenues declined slightly compared with record results in the first quarter of 2007. Higher sales of utility vehicles and increased parts and rental revenue were offset by the ongoing decline in the North American golf market. First-quarter operating margin for Industrial Technologies of 13.1% declined compared with last year, as higher volumes, improved pricing and productivity savings were more than offset by restructuring costs, unfavorable product mix, foreign exchange losses, increased investment spending and inflation.

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Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. First-quarter revenues increased by approximately 7% to $622 million, reflecting moderate growth in the North American domestic commercial construction market and strong growth outside of North America. Residential revenues in the Americas decreased modestly, reflecting a decline in same store sales at “Big Box” customers and ongoing weakness in the new-homebuilder channel in North America. Operating margin of 16.9% increased compared with 15.7% in 2007. Operating margin improved due to higher volumes, improved pricing and productivity gains, which were partially offset by year-over-year cost inflation, including significant increases for nonferrous metals.

Balance Sheet

 Total debt at the end of the first quarter was $1.5 billion. First-quarter ending cash balances totaled $4.1 billion. The debt-to-capital ratio was approximately 15% at the end of the first quarter, compared with 27.7% at the end of the first quarter of 2007.

Acquisition of Trane

The company announced on December 17, 2007, that it entered into a definitive agreement to acquire Trane inc. (NYSE:TT), formerly American Standard Companies Inc., in a transaction valued at approximately $9.5 billion. “We have received all required antitrust approvals and we believe we are in the final stages of obtaining Securities and Exchange Commission approval of registration documents,” said Henkel. “The Trane shareholder meeting to approve the acquisition will be held approximately one month after receiving SEC clearance and we expect to close the transaction immediately afterwards.

“The combination of Ingersoll Rand and Trane will create a global, diversified industrial company with pro-forma 2008 revenues of approximately $17 billion. The new Ingersoll Rand portfolio will include an $11 billion Climate Control business, which will offer high value equipment, systems and services necessary for delivering solutions across the temperature spectrum for indoor, stationary, and transport applications worldwide.

“As a result of expected revenue and cost synergies, we are confident that this acquisition will improve Ingersoll Rand’s future earnings growth potential. We anticipate that the combined companies will provide annual pre-tax cost and revenue synergies exceeding $300 million by 2010. Anticipated synergies include purchase material savings through supplier rationalization and procurement leverage, improvement in manufacturing costs and lower general and administrative costs. Longer term, we will benefit from synergies related to cross selling and service revenue expansion. We continue to make progress with integration planning through a phased approach focused on areas critical to short- and long-term success as a combined company. During the first quarter we formed 14 integration teams made up of both Ingersoll Rand and Trane employees in critical business areas such as: procurement, combined corporate and shared services organizations, facility co-location, service and parts, and long-term growth initiatives. These teams are led by senior level, functional experts, coordinated by a full-time program office. A substantial amount of savings have been identified and we expect to generate savings for the first 12 months of ownership of $125 million.
“This acquisition represents a significant next step in Ingersoll Rand’s decade-long transformation to become a leading global diversified industrial company, with strong market positions across the climate control, industrial and security markets,” said Henkel.

2008 Outlook-Ingersoll Rand Stand Alone

“Many of Ingersoll Rand’s major end markets continued to experience solid overall demand in the first quarter as weaker activity in North America was offset by strong performance overseas. Orders increased by approximately 6% compared with last year. Our backlog increased in all business segments and grew by 10% overall compared with the first quarter of 2007,” said Henkel. “Based on our recent order pattern and a review of customer and channel activity, we continue to expect mid-single digit growth for the balance of 2008. Going forward we expect flat performance in North America, moderating growth in Western Europe and continued brisk growth in the developing economies of Eastern Europe, Asia and Latin America. Consistent with this environment, we anticipate revenue growth of approximately 5% to 6% for full year 2008, including 2% related to currency. Operating margins are expected to increase in the range of 1.0 to 1.5 percentage points in 2008, based on higher volumes and improved cost productivity, to offset material cost inflation.

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2008 Outlook-Trane

“Trane recently announced that it is projecting a 4% to 5% increase in total revenues for 2008, with a 4% to 5% increase in commercial equipment, and a 10% to 12% year-over-year improvement in commercial services. Residential equipment revenues are projected to be down by 5% to 7% compared with 2007. Total 2008 revenues are expected to approximate $7.8 billion. Trane’s 2008 operating income is forecast to increase by 8% to 13% from $770 to $815 million.

2008 Outlook- Combined Ingersoll Rand +Trane

“Based on a May 31 closing date, Ingersoll Rand’s full year 2008 earnings from continuing operations are forecast to be $3.80 to $3.90 per share. This full-year forecast reflects a tax rate of 21% to 22% for continuing operations and an average diluted share count of 310 million shares. Discontinued operations for the year are expected to be 15 cents per share of cost. It is anticipated that the Trane acquisition will require a number of one-time charges, primarily inventory step up. These charges are not reflected in our full-year forecast and will be finalized after closing. Currently, the one-time charges are estimated at $0.30 to $0.45 per share. Available cash flow in 2008 is anticipated to exceed $1.1 billion.

2008 Outlook-Second Quarter

“We expect overall further softening of U.S. end market activity in the second quarter of 2008. As a result, we expect Ingersoll Rand’s stand alone second-quarter 2008 revenue growth of 5% to 6% compared with 2007. Based on a May 31 closing date for completion of the Trane acquisition, Ingersoll Rand’s reported second quarter 2008 EPS from continuing operations are forecasted to be $0.85 to $0.90. Discontinued operations are expected to be one cent per share of cost. One-time charges related to the acquisition of Trane are not reflected in the second quarter forecast.”

Note: Available cash flow consists of cash flow from operating activities less capital expenditures, excluding discretionary pension contributions and tax payments on prior period divestiture gains.

This filing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies' plans, objectives, expectations and intentions and other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions. Such statements are based upon the current beliefs and expectations of the management of Ingersoll-Rand Company Limited ("IR") and Trane Inc. ("Trane") and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: failure to satisfy any of the conditions of closing, including the failure to obtain Trane stockholder approval; the risks that IR's and Trane's businesses will not be integrated successfully; the risk that IR and Trane will not realize estimated cost savings and synergies; costs relating to the proposed transaction; disruption from the transaction making it more difficult to maintain relationships with customers, employees, distributors or suppliers; the level of end market activity in IR's and Trane's commercial and residential market; weather conditions that could negatively or positively affect business and results of operations; additional developments which may occur that could affect the IR's or Trane's estimate of asbestos liabilities and recoveries; unpredictable difficulties or delays in the development of new product technology; fluctuations in pricing of our products, the competitive environment and related market conditions; changes in law or different interpretations of laws that may affect Trane's or IR's expected effective tax rate; increased regulation and related litigation; access to capital; and actions of domestic and foreign governments. Additional factors that could cause IR's and Trane's results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of IR and the 2007 Annual Report on Form 10-K of Trane filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). Neither IR nor Trane undertakes any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date on which such statements were made.

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This communication is being made in respect of the proposed merger transaction involving IR, Trane and Indian Merger Sub, Inc. In connection with the proposed transaction, IR will file with the SEC a registration statement on Form S-4 and Trane will mail a proxy statement/prospectus to its stockholders, and each will be filing other documents regarding the proposed transaction with the SEC as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to Trane's stockholders. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about IR and Trane, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Ingersoll-Rand Company Limited, P.O. Box 0445, 155 Chestnut Ridge Road, Montvale, NJ 07645 Attention: Investor Relations, (201) 573-0123, or to Trane Inc., One Centennial Avenue, Piscataway, NJ 08855 Attention: Investor Relations, (732) 980-6125.

IR, Trane and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IR's directors and executive officers is available in IR's proxy statement for its 2008 annual meeting of stockholders and IR's 2007 Annual Report on Form 10-K, which were filed with the SEC on April 16, 2008 and February 29, 2008, respectively, and information regarding Trane's directors and executive officers is available in Trane's proxy statement for its 2007 annual meeting of stockholders and Trane's 2007 Annual Report on Form 10-K, which were filed with the SEC on March 23, 2007 and February 20, 2008, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

# # #
4/30/08
(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Income Statement
(In millions, except per share amounts)

UNAUDITED

	Three Months
	Ended March 31,
	2008	2007

Net revenues	$2,163.3	$1,976.2

Cost of goods sold	(1,540.9)	(1,416.0)

Selling & administrative expenses	(375.4)	(351.6)

Operating income	247.0	208.6

Interest expense	(27.5)	(35.6)

Other income (expense), net	39.4	(0.1)

Earnings before income taxes	258.9	172.9

Provision for income taxes	(47.2)	(16.3)

Earnings from continuing operations	211.7	156.6

Discontinued operations, net of tax	(30.1)	60.9

Net earnings	$181.6	$217.5

Diluted earnings per common share
Continuing operations	$0.77	$0.50
Discontinued operations	(0.11)	0.20
	$0.66	$0.70

Weighted-average number of common shares outstanding:
Diluted	276.3	310.3

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

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INGERSOLL-RAND COMPANY LIMITED
Business Review
(In millions, except percentages)

UNAUDITED

	Three Months
	Ended March 31,
	2008	2007
Climate Control Technologies
Net revenues	$798.4	$728.9
Operating income	80.1	69.4
and as a % of Net revenues	10.0%	9.5%

Industrial Technologies
Net revenues	743.4	667.7
Operating income	97.6	91.6
and as a % of Net revenues	13.1%	13.7%

Security Technologies
Net revenues	621.5	579.6
Operating income	105.0	90.7
and as a % of Net revenues	16.9%	15.7%

Total
Net revenues	$2,163.3	$1,976.2
Operating income	282.7	251.7
and as a % of Net revenues	13.1%	12.7%

Unallocated corporate expenses	(35.7)	(43.1)

Consolidated operating income	$247.0	$208.6
and as a % of Net revenues	11.4%	10.6%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION